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                                                                   EXHIBIT 10.23


                        NON-EXCLUSIVE LICENSE AGREEMENT
             [As Amended by FHCRC and Licensee on December 1, 2000]

        This Agreement is entered into as of the 20th day of October, 1999 ("Effective Date") by and between the Fred Hutchinson Cancer Research Center, a Washington non-profit corporation ("FHCRC") and Xcyte Therapies, Inc ("LICENSEE"), a Delaware corporation having a place of business at 2203 Airport Way S., Suite 300, Seattle, Washington 98134. All references to LICENSEE shall include its AFFILIATES.

                                    RECITALS

        A. FHCRC has developed and owns the valuable [*];

        B. FHCRC is committed to a policy that ideas or creative works produced at FHCRC should be used for the greatest possible public benefit and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest;

        C. LICENSEE desires to obtain a worldwide license in and to the above-referenced rights; and

        D. FHCRC is willing to grant such a license to LICENSEE subject to the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS

        The parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.1 "AFFILIATE" shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto which has agreed in writing to be bound by the terms of this Agreement. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least thirty percent (30%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. "Affiliates" includes only Affiliates of LICENSEE and does not include Affiliates of LICENSEE's Affiliates.

1.2 "LICENSED CELL LINE" means the [*]. Such derivatives and modifications shall not include antibodies which are not derived from or developed using the Licensed Materials and which have been entirely made with the use of information or materials available in the public domain.

1.3 "LICENSED MONOCLONAL ANTIBODY" means the [*], produced by or derived from the licensed CELL LINE.


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1.4 "LICENSED PRODUCTS" means any product, including reagents, devices, kits and packages that contain, or are derived from, or result from the use of the LICENSED MONOCLONAL ANTIBODY including without limitation beads coated with the LICENSED MONOCLONAL ANTIBODY either by itself or in combination with other antibodies. LICENSED PRODUCTS does not include the LICENSED CELL LINE.

1.5 "LICENSED SERVICES" means any service performed for a third party using a LICENSED PRODUCT or the LICENSED MONOCLONAL ANTIBODY. Services performed on biological materials from a single patient which are clinically defined to constitute a single course of treatment shall constitute the performance of a single LICENSED SERVICE procedure for purposes of Section 5.2 of this Agreement.

1.6 "FIELD" means [*].

1.7 "NET SALES" means the amount actually received by LICENSEE and its AFFILIATES or sublicensees on sales of LICENSED PRODUCTS and LICENSED SERVICES less:

        (a) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

        (b) Amounts repaid or credited by reason of rejection or return; and/or

        (c) To the extent separately stated on purchase orders, invoices or other documents of sales, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE; and/or Import and I or export duties actually paid.

        (d) NET SALES shall include all consideration received for a sale and shall be based on the usual full arms length third party price in the event that LICENSED PRODUCT is transferred at a lower sum.

                                ARTICLE 2 - GRANT

2.1 Non-Exclusive License. FHCRC hereby grants to LICENSEE and LICENSEE accepts subject to the terms and conditions hereof the following licenses:

        (a) a non-exclusive license to use, possess, culture and employ the LICENSED CELL LINE at its business premises solely in the United States;

        (b) a worldwide, non-exclusive license to the LICENSED MONOCLONAL ANTIBODY to make and have made, to use, to sell, have sold and offer for sale the LICENSED PRODUCTS and the LICENSED SERVICES in the FIELD for the term of this Agreement (collectively the "Licenses"). Notwithstanding any other provision of this Agreement, (1) LICENSEE and its Affiliates shall not use the LICENSED CELL LINE or LICENSED MONOCLONAL ANTIBODY for any purpose other than that expressly described in this Agreement (2) shall not transfer the LICENSED CELL LINE to any


*Certain information on this page has been omitted and filed
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 been requested with respect to the omitted portions.

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        third party or AFFILIATE for any purpose except to a sublicensee as provided in Section 2.2(a) of this Agreement and (3) shall in no event transfer the LICENSED CELL LINE outside of the United States.

2.2 Sublicensing

        (a) LICENSEE shall have no right or power to grant sublicenses of the LICENSED CELL LINE, under section 21. (a), except LICENSEE shall have the right to sublicense third parties to make the LICENSED MONOCLONAL ANTIBODY on behalf of LICENSEE solely for the use of LICENSEE, its AFFILIATES and sublicensees subject to FHCRC's prior written consent, which consent shall not be unreasonably withheld. If FHCRC does not respond in thirty (30) days to written request for consent from LICENSEE, such non-response shall constitute consent by FHCRC hereunder. In addition to any other requirements imposed under this Agreement, a sublicense of the LICENSED CELL LINE shall require that the LICENSED CELL LINE be maintained in and not transferred from the United States and will prohibit the sublicensee from sublicensing or otherwise transferring the LICENSED CELL LINE to any other person or entity. Upon the prior written approval of FHCRC, which shall not be unreasonably withheld, LICENSEE may sublicense on third party to make the LICENSED MONOCLONAL ANTIBODY in Europe on behalf of LICENSEE solely for the use of LICENSEE, its AFFILIATES and sublicensees upon terms and conditions agreeable to FHCRC. A determination by FHCRC that a sublicense will affect adversely its rights in the LICENSED CELL LINE or the LICENSED MONOCLONAL ANTIBODY or its ability to enforce those rights shall be deemed a reasonable basis to withhold consent to that sublicense for purposes of this Section 2.2(a).

        (b) LICENSEE may grant and authorize sublicenses to permit third parties to perform LICENSED SERVICES and to make, have made, use and sell LICENSED PRODUCTS (but not the LICENSED CELL LINE) within the scope of the License described in Section 2.1(b) of this Agreement with FHCRC's prior written consent, which consent will not be unreasonably withheld. If FHCRC does not respond in thirty (30) days to written request for consent from LICENSEE, such non-response shall constitute consent by FHCRC hereunder. All sublicenses granted by LICENSEE under this Section 2.2(b) shall include a requirement that the sublicensesee use reasonable efforts to introduce the LICENSED PRODUCTS into the commercial market as soon as reasonably possible, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep LICENSED PRODUCTS reasonably available to the public.

        (c) In addition to any other requirements of this Agreement, any sublicense agreement under this Section 2.2 shall bind the sublicensee to meet all LICENSEE's obligations to FHCRC under this Agreement. Royalties charged for sublicenses by LICENSEE shall be commercially reasonable. LICENSEE shall promptly provide FHCRC with a copy of any sublicense agreement subject to the confidentiality provisions of
        Article 10 of this Agreement.



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        (d) Notwithstanding 2.2 (a)-(c), LICENSEE may transfer the LICENSED
        MONOCLONAL ANTIBODY to third parties, and if required by such third party, sublicense the LICENSED MONOCLONAL ANTIBODY for the purpose of testing, analysis, development or manufacturing of LICENSED PRODUCTS or LICENSED SERVICES to be sold or offered for sale by LICENSEE or authorized sublicensees; provided that the third party to whom the transfer is made has agreed (1) in writing to use the LICENSED MONOCLONAL ANTIBODY solely for that limited purpose and has agreed (2) not to make, use or sell or offer for sale or otherwise distribute or exploit the LICENSED MONOCLONAL ANTIBODY or any LICENSED PRODUCT or LICENSED SERVICE and (3) to be bound by the Confidentiality provisions in Article 10 of this Agreement.

2.3 Restrictions on License. Notwithstanding any other provision of this Agreement, the License is subject to the following policies, obligations and/or conditions:

        (a) FHCRC's Patents and Inventions Policy adopted September 30, 1983, Public Laws 96-517 and 98-620 and FHCRC's obligations under agreement with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Laws 96-5 17 or 98-620 shall be subject to modification as may be required to conform to the provisions of the statutes.

        (b) LICENSEE agrees during the term of the License that any LICENSED MONOCLONAL ANTIBODY produced for sale in the United States will be manufactured substantially in the United States.

                          ARTICLE 3 - TERM OF AGREEMENT

3.1 Term. The term of this Agreement commences on the Effective Date and, subject to earlier termination as provided in Article 9, shall remain in effect for fifteen (15) years following the first sale of a LICENSED PRODUCT or LICENSED SERVICE by LICENSEE to a customer who is not an AFFILIATE or sublicensee ("First Commercial Sale"). Upon expiration of the term, provided LICENSEE is not in material breach of this Agreement, the licenses granted LICENSEE under this Agreement shall be deemed fully paid-up.

                    ARTICLE 4 - DELIVERY OF LICENSED MATERIAL

4.1 Delivery of [*]. Within thirty (30) days of receipt by FHCRC of any Signing Fee owed under this Agreement, the Effective Date, FHCRC shall provide to LICENSEE [*] from the Manufacturer's Working Cell Bank ("MWCB").

4.2 Replacement of [*]. If the [*] dies during the Term of this Agreement, FHCRC will, after it has been reimbursed its reasonable costs and expenses by LICENSEE, and no more than two occasions during the Term, provide to LICENSEE sufficient quantities of additional seed stock from the MWCB to replace the cell line, but in no event more then a total of two additional vials.


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4.3 Antibody Production. The parties acknowledge that LICENSEE has contracted with FHCRC for production and supply of the [*] pursuant to a Laboratory Services Agreement dated even herewith.

                              ARTICLE 5 - PAYMENTS

5.1 Signing Fee. LICENSEE shall pay to FHCRC a non-refundable signing fee in the sum of Fifty Thousand Dollars ($50,000). FHCRC acknowledges receipt of Twenty Five Thousand Dollars ($25,000). The remaining Twenty Five Thousand Dollars shall be due and payable within five (5) days of the Amendment Effective Date.

5.2 Earned Royalties. LICENSEE shall pay to FHCRC a royalty in the amount of [*] of the NET SALES of all LICENSED PRODUCTS and [*] of the NET SALES of all LICENSED SERVICES sold by LICENSEE during the Term. The royalty payable with respect to the performance of a single LICENSED SERVICE procedure shall not exceed [*] per single LICENSED SERVICE procedure (the "LICENSED SERVICES Royalty Cap") for a period of three (3) years following the date of the first commercial sale of a LICENSED SERVICE hereunder. Thereafter, the LICENSED SERVICES Royalty Cap shall increase at the rate of [*] per calendar year. LICENSEE shall also pay FHCRC a) [*] of all non-royalty consideration other than equity and [*] of all non-royalty consideration which is equity received as a result of a sublicense of LICENSED SERVICES, b) and [*] of all non-royalty consideration received as a result of a sublicense of LICENSED PRODUCTS, all within thirty (30) days of receipt of such consideration; provided, however, that to the extent the non-royalty consideration received as a result of a sublicense is paid to LICENSEE as funding for a specific research project, LICENSEE may at its option elect to give FHCRC a negotiable promissory note in the principal amount of such funding payable in twenty-four (24) months from the date the funding is received by LICENSEE together with interest thereon at a per annum rate equal to the prime rate of Bank of America, adjusted quarterly. Non-cash consideration received by LICENSEE on account of a sublicense shall be appraised at LICENSEE's expense using a third party acceptable to FHCRC. Non-cash consideration includes, without limitation, debt, equity or other financial instruments, real property, tangible personal property, rights and patents, patent applications, trade secrets and licenses to such patents, patent applications and trade secrets. Non-royalty sublicense income includes, without limitation, signing fees, upfront fees, license issue fees, license maintenance fees, milestone payments or other payments paid as consideration for the right to sell or otherwise distribute LICENSED PRODUCTS or LICENSED SERVICES whether structured as a sublicense, joint venture, collaboration or other arrangement. On sales between LICENSEE and its AFFILIATES or authorized sublicensees for resale royalties shall be paid on the resale.

5.3 Combined Products. In the event that any of the LICENSED PRODUCTS or LICENSED SERVICES are used or sold by LICENSEE in combination as a single product or service with one or more other product(s) or service(s) whose sale and/or use are not within the scope of the this Agreement, and do not entail the use of the LICENSED MONOCLONAL ANTIBODY, NET SALES from such sales and/or use for purposes of calculating the amounts due under Section 5.2 above shall be calculated by multiplying the NET SALES of that combination by the faction A/(A+B), where A is the gross selling price of the LICENSED PRODUCT or LICENSED SERVICE sold separately and B is the gross selling price of the other product or service sold separately. In the event that no such separate sales or use are made by LICENSEE, NET SALES for purposes of royalty determination shall be as reasonably allocated by LICENSEE between such LICENSED PRODUCT or LICENSED SERVICE and such other product or service, based upon their relative importance and proprietary protection. It is


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understood and agreed that LICENSEE intends to use LICENSED PRODUCTS and
LICENSED SERVICES in connection with products and services provided by LICENSEE which do not entail the use of the LICENSED MONOCLONAL ANTIBODY, and that such products and services shall be subject to this Section 5.3.

5.4 One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular LICENSED PRODUCT. No royalty shall be payable under this
Article 5 with respect to LICENSED PRODUCTS, distributed at no charge, for use in research and/or development, in clinical, in clinical trials or as promotional samples. When a LICENSED PRODUCT is used, sold or sublicensed as part of LICENSED SERVICES, the royalty rate and other changes applicable to LICENSED SERVICES shall apply and no royalty or charge shall be made for the LICENSED PRODUCT in that case.

5.5 Equity Consideration. Within thirty days of the Amendment Effective Date Xcyte Therapies, Inc. will issue Equity Consideration and deliver to FHCRC [*] shares of common stock of Xcyte Therapies, Inc. These shares will be issued by Xcyte Therapies, Inc. under a stock subscription agreement acceptable to FHCRC.

                 ARTICLE 6 - REPORTING AND ROYALTY PAYMENT TERMS

6.1 First Sales. LICENSEE shall report to FHCRC the date of first sale of LICENSED PRODUCTS and or LICENSED SERVICES in each country within thirty (30) days of occurrence.

6.2 Sales Reports and Royalty Payments. Commencing upon the First Commercial Sale, LICENSEE shall submit to FHCRC within sixty (60) days after June 30 and December 31 of each year during the Term, and upon the effective termination Of this Agreement, reports for the preceding six (6) month period identifying the amount of the LICENSED PRODUCTS or LICENSED SERVICES sold by LICENSEE, its AFFILIATES and sublicensees in each country, the sales volume and NET SALES, and the amount of royalty due to FHCRC together with payment of such royalty amount. Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from NET SALES, sublicensee income or from royalties as specified herein. If no royalties are due to FHCRC for any reporting period, the written report shall so state. All payments due hereunder shall be paid in United States Dollars. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of United States Dollars reported by the Bank of America on the last business day of the calendar quarter to which such royalty payments relate. If at any time legal restrictions prevent the prompt remittance of any royalties owed on NET SALES in any jurisdiction, LICENSEE shall notify FHCRC and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of FHCRC. All payments shall be without deduction of exchange, collection or other charges. Without regard to or waiver of any other remedies that may be available under this Agreement, any royalty payments not made when due shall bear interest at the rate of [*] per annum, compounded daily.

6.3 Withholding Taxes on Royalties. To the extent that any earned royalties due FHCRC under this Agreement are subject to taxation where the taxes are imposed on FHCRC, FHCRC agrees to bear such taxes. FHCRC hereby authorizes LICENSEE or sublicensee to withhold such taxes from the payment which are otherwise payable to FHCRC in accordance with this Agreement if LICENSEE or sublicensee is either required to do so under the tax laws of the


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country of sale or in the United States or directed to do so by an agency of either such government. LICENSEE shall furnish FHCRC with relevant documentation showing assessment of the taxes and the best available evidence of payment whenever LICENSEE or sublicensee deducts such tax from any payments due FHCRC.

6.4 Confidentiality of Reports. All such reports shall be maintained in confidence by FHCRC, except as required by law, including Public Laws 96-517 and 98-620.

                           ARTICLE 7 - RECORD KEEPING

7.1 Recordkeeping. LICENSEE shall maintain and require each sublicensee to maintain complete and accurate books of account and records showing all sales of LICENSED PRODUCTS and all NET SALES (including the amount of gross sales and allowable deductions attributable to such sales). For purposes of verifying the accuracy of the royalties paid by LICENSEE pursuant to this Agreement or verifying performance of LICENSEE of any other obligation to FHCRC hereunder, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant. Such accountant shall not disclose to FHCRC any information other than information relating to accuracy of reports and calculations of amounts due to FHCRC made under this Agreement. In the event that any such inspection shows any underreporting and underpayment by LICENSEE in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination. Such books and records shall be maintained for at least three (3) years following the reporting period to which the books and records relate.

                    ARTICLE 8 - INDEMNIFICATION AND INSURANCE

8.1 Indemnification. LICENSEE, including any successor to LICENSEE, shall, and shall obligate its AFFILIATES or its sublicensees, if any, to indemnify, defend and hold harmless FHCRC, its AFFILIATES and their respective directors, officers, employees, agents and contractors (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professionals' fees and other expenses of litigation and/or arbitration (a "Liability")) resulting from a claim, suit or proceeding brought against an Indemnitee, arising out of or in connection with or resulting from (i) any misrepresentation with regard to, or breach of, any of the representations and warranties of LICENSEE set forth in Section 12 of this Agreement, (ii) the use, development, manufacture, distribution, sublicensing or sale of the LICENSED PRODUCTS or LICENSED SERVICES by LICENSEE or its AFFILIATES or sublicensees except to the extent caused by the negligence or willful misconduct of FHCRC, including without limitation any Liabilities resulting from infringement of third party intellectual property rights, and (iii) any other activities performed by LICENSEE or its AFFILIATES or sublicensees pursuant to this Agreement.

8.2 FHCRC. FHCRC shall indemnify, defend and hold harmless LICENSEE and its directors, officers and employees (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professionals' fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought against an Indemnitee, arising out of or in connection with any misrepresentation with regard to,



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or breach of, any of the representations and warranties of FHCRC set forth in
Section 12, except to the extent caused by the negligence or willful misconduct of LICENSEE.

8.3 Insurance. In the event of any testing or use in human subjects of LICENSED PRODUCTS, LICENSEE will have FHCRC named as an additional insured on LICENSEE'S product liability insurance policies, with limits of at least [*]. Upon the First Commercial Sale, LICENSEE will have FHCRC named as an additional insured on LICENSEE's product liability insurance policies, with limits of [*]. Such policies shall not be terminated without thirty (30) days prior written notice to FHCRC. LICENSEE shall provide FHCRC with written evidence of the insurance and a copy of the policy upon request.

8.4 Legal Action. In the event any legal action is commenced against LICENSEE involving the LICENSED MONOCLONAL ANTIBODY, LICENSED CELL LINE, LICENSED PRODUCTS and/or LICENSED SERVICES, whether or not FHCRC is named as a party to the legal action, LICENSEE shall keep FHCRC or its attorney nominee fully advised of the progress of the legal action and shall reimburse FHCRC for its reasonable legal costs (including attorney's fees) incurred as a result of FHCRC's employees or agents being called as witnesses therein or asked to testify for or consult with LICENSEE in connection therewith. FHCRC agrees to cooperate with LICENSEE, to the extent reasonably possible, in any legal action brought pursuant to this Article 8.

                         ARTICLE 9 - DISPUTE RESOLUTION

9.1 The parties do not favor litigation. Therefore, unless a party is entitled to injunctive relief, as ultimately determined by a court of competent jurisdiction, because (i) the party is exposed to irreversible losses unless the conduct is enjoined, (ii) there is no adequate remedy in the form of compensatory damages, and (iii) there is a substantial likelihood that the party will prevail on the merits, the parties agree to submit all disputes relating to the interpretation, enforcement, or breach of this Agreement to non-binding mediation before a mediator acceptable to both parties in accordance with its Commercial Mediation Rules or such alternative mediator as the parties may approve in writing.

9.2 If the parties are unable to resolve their differences through mediation as provided in this Article 14 or if the matter is not subject to mediation under this Article 14, either party may initiate a lawsuit to resolve the dispute.

                          ARTICLE 10 - CONFIDENTIALITY

10.1 Definition of Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose proprietary and confidential information to the other ("Confidential Information"). Confidential Information shall include all disclosures made hereunder or under previous confidentiality agreements between the Parties in writing and identified as being "Confidential," or if disclosed orally, which are reduced to writing within thirty (30) days of oral disclosure and clearly identified as being "Confidential." FHCRC and LICENSEE agree that this Agreement shall supersede all


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previous confidentiality agreements between the parties and all disclosures made under any previous confidentiality agreements shall be subject to the terms of this Section 10.

10.2 Nondisclosure of Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, each party shall take such reasonable measures to protect the secrecy of and avoid disclosure or use of such Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of any person other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the highest degree of care the receiving party takes to protect its own proprietary and confidential information of a similar nature, which shall be no less than reasonable care. Neither party shall disclose or permit disclosure of any Confidential Information of the other party to third parties or to employees of the party receiving Confidential Information, other than directors, officers, employees, consultants and agents who are required to have the information in order to carry out the terms of this Agreement. Each party shall notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the other party's Confidential Information that may come to such party's attention. Not withstanding the foregoing, Confidential Information from FHCRC shall include but not be limited to devices, cell lines, monoclonal antibodies, methods, processes, data regarding testing and experiments, drawings, documentation, patent applications and product development plans, is FHCRC's confidential, proprietary, trade secret information.

10.3 Exceptions. The following information shall not be considered Confidential
Information:

        (a) information which was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure by the other party as shown by the receiving parties written records;

        (b) information which was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

        (c) information which becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

        (d) information which was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information; or

        (e) information which was developed independently without reference to Confidential Information received from the other party hereunder as evidenced by the receiving party's own written records.

10.4 Permitted Usage. Notwithstanding the provisions of Section 10.1 above, the receiving party may use or disclose Confidential Information of the disclosing party in connection with the



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exercise of its rights hereunder (including commercialization and/or sublicensing) or the fulfillment of its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving party is required by law to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it shall give reasonable advance notice to the disclosing party of such disclosure and shall use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise); and, provided, further, that to the extent that the receiving party is disclosing information to a third party for commercialization or sublicensing that the third party has agreed to terms at least as restrictive as the terms of this Article 10 and may not further disclose the information to any third party and FHCRC has been provided with a copy of the agreement.

                      ARTICLE 11 - TERMINATION OF AGREEMENT

11.1 Termination on Payment Default. At FHCRC's option, FHCRC may terminate this Agreement effective thirty (30) days after giving written notice in the event LICENSEE fails to pay any royalties or other amounts owed under this Agreement when due. During the thirty (30) day period after written notice of payment default, LICENSEE has the right to cure any payment default and prevent termination under this Section 11.1.

11.2 Termination on Other Defaults. This Agreement may be terminated by either party upon a material breach by the other party other than a payment default which is governed by Section 11.1, effective ninety (90) days after giving written notice to the breaching party of such termination under this Section and specifying such breach, unless the breach is cured or shown to be non-existent within the ninety (90) day period, in which case the Agreement will remain in effect.

11.3 Termination on Bankruptcy or Insolvency. Subject to any provisions of the federal bankruptcy laws limiting rights of termination, FHCRC may terminate this Agreement if LICENSEE files for protection under federal bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it or files for dissolution.

11.4 Termination by LICENSEE. LICENSEE may terminate this Agreement in its entirety for any reason or no reason with thirty (30) days written notice to FHCRC.

11.5 Effect of Termination. Upon termination of this Agreement, each party will turn over to the other party all Confidential Information of such other party and all documents or data storage media containing any such Confidential Information and any and all copies thereof and will delete all such Confidential Information from its documents or data storage media. In addition, upon termination of this Agreement, LICENSEE shall return to FHCRC or destroy, at FHCRC's option and expense all of the LICENSED CELL LINE and all LICENSED MONOCLONAL ANTIBODY in possession of LICENSEE or any AFFILIATE sublicensee or other third party who has received the LICENSED CELL LINE or LICENSED MONOCLONAL ANTIBODY from LICENSEE provided that LICENSEE shall be entitled to sell LICENSED PRODUCT as provided in Section 11.7 of this Agreement. Upon termination of this Agreement the Licenses shall terminate. Neither party shall be able to claim from the other party any damages or compensation for loses or expenses resulting solely from termination of this Agreement as permitted under this Section 11.

11.6 Effect of Termination on Sublicensees. Any sublicenses granted by LICENSEE under this Agreement shall provide for termination or assignment to FHCRC at FHCRC's sole discretion, of LICENSEE's interests therein upon termination of this Agreement for any reason.

11.7 Sale of Products on Termination. In the event of any early termination of this Agreement in accordance with this Article 11, for a period of six (6) months after termination LICENSEE shall have the right to sell all LICENSED PRODUCTS on hand at the time of such termination, provided that LICENSEE shall make all payments with respect thereto to FHCRC in accordance with this Agreement.

11.8 Final Report. Upon termination, a final report shall promptly be submitted in accordance with the provisions of Section 5.4, together with any royalty payments and unreimbursed patent expenses due to FHCRC.

11.9 Survival of Rights and Duties. Rights and duties hereunder which by their terms or nature survive the termination or expiration of this Agreement shall so survive such termination or expiration, including without limitation LICENSEE's duties under Articles 5 through 11 and 15.

                   ARTICLE 12 - REPRESENTATIONS AND COVENANTS

12.1 LICENSEE Representations and Warranties. LICENSEE represents and warrants to FHCRC that it has obtained and will at all times during the Term hold and comply with all licenses, permits and authorizations necessary to LICENSEE's complete and timely performance of its obligations under this Agreement which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over LICENSEE or LICENSEE's performance of the terms of this Agreement. In particular, LICENSEE:

        (a) will be responsible for obtaining all necessary United States Food and Drug Administration approvals and all approvals required by similar governmental bodies or agencies of all applicable foreign countries; and

        (b) understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold FHCRC harmless in the event of any legal action of any nature occasioned by such violation.

12.2 FHCRC Representations and Covenants. FHCRC warrants and represents to LICENSEE that: (i) it has and will maintain the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights or licenses in conflict with the rights and licenses granted herein; (iii) to its knowledge no action, suit or claim has been initiated or threatened with respect to the LICENSED MATERIALS that would call into question FHCRC's right to enter into and perform its obligations under this Agreement;

12.3 Disclaimer of Warranty. To Licensee, its AFFILIATES, its sublicensees and customers or otherwise, express or implied, oral or written, arising by law, course of dealing, course of performance usage of trade or otherwise, with respect to the LICENSED CELL LINE, LICENSED MONOCLONAL ANTIBODY, LICENSED PRODUCT, LICENSED TECHNICAL INFORMATION, including without limitation all warranties as to the condition, manufacture, sale, use, operation, design, quality, capacity, latent defects, compliance with any law, ordinance, regulation, rule, contract or specification, "merchantability," fitness for any particular purpose, and all other qualities and characteristics whatsoever. FHCRC neither assumes nor authorizes LICENSEE or any person to assume for FHCRC any liability in connection with the manufacture, sale or use of any LICENSED PRODUCT. In no event shall FHCRC be liable for any consequential, incidental or special damages or expenses (including without limitation labor, transportation, loss of use, loss of profits and damage to persons or property) even if FHCRC has been advised of the possibility thereof.

                  ARTICLE 13 - COMMERCIALLY REASONABLE EFFORTS

13.1 Reasonable Efforts. LICENSEE shall use reasonable effort to introduce the LICENSED PRODUCTS into the commercial market within five (5) years of the Effective Date, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep LICENSED PRODUCTS reasonably available to the public.

                              ARTICLE 14 - NOTICES

14.1 Notices. All communications, including payments, notices, demands or requests required or permitted to be given hereunder, shall be given in writing and shall be:

        (a)     personally delivered;

        (b) sent by facsimile or other electronic means of transmitting written documents; or

        (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such payments, notices, demands or requests are as follows:

If to FHCRC:      Fred Hutchinson Cancer Research Center
                  1100 Fairview Ave. N., C2M-027
                  Seattle, Washington 98109
                  Attention:   Rosalie Beer,
                  Senior Licensing Associate
                  Facsimile:   (206) 667-4732

With copies to:   Douglas J. Shaeffer, Esq.
                  Fred Hutchinson Cancer Research Center
                  1100 Fairview Ave. N., C2M-027
                  Seattle, Washington 98109
                  Facsimile:   (206) 667-6590

If to LICENSEE:   Xcyte Therapies, Inc.
                  2203 Airport Way South, Suite 300
                  Seattle, WA 98134
                  Attention: Business Development
                  Facsimile:   (206) 328-7316

With copies to:   Venture Law Group
                  4750 Carillon Point
                  Kirkland, Washington 98033-7355
                  Attn:    William W. Ericson
                  Facsimile:   (425) 739-8750

If personally delivered, such communication shall be deemed delivered upon actual receipt. If electronically transmitted pursuant to this section, such communication shall be deemed delivered when transmitted. If sent by overnight courier pursuant to this section, such communication shall be deemed delivered within twenty-four hours of deposit with such courier. If sent by U.S. mail pursuant to this section, such communications shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change their address for the purposes of this Agreement by giving notice in accordance with this Section.

                           ARTICLE 15 - MISCELLANEOUS

15.1 Governing Law. The rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

15.2 Amendments. This Agreement may not be amended except by an instrument in writing signed by both parties.

15.3 Assignability. The Agreement shall be binding on the parties hereto and upon their respective heirs, administrators, successors and assigns. This Agreement may not be assigned by LICENSEE or by operation of law without the prior written consent of FHCRC, which consent shall not be unreasonably withheld; except either party may assign this Agreement, without such consent, to (i) an AFFILIATE of such party; or (ii) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise, and that agrees in writing to be strictly bound by the terms and conditions of this Agreement.

15.4 Non-Profit Status. LICENSEE acknowledges that FHCRC is a non-profit organization qualifying for and holding the status of an exempt organization under Section 50l(c)(3) of the United States Internal Revenue Code. If the Internal Revenue Service determines, or a determination by FHCRC based on advice of legal or tax counsel is reasonably made, that any part or all of this Agreement will jeopardize FHCRC's Section 501(c)(3) status, the parties agree to meet and confer in good faith to amend this Agreement to the extent necessary to satisfy Internal Revenue Service requirements for retention of FHCRC's Section 50l(c)(3) status. If FHCRC and LICENSEE cannot agree within 30 days after commencing negotiations regarding the amendments to be made to this Agreement in order for FHCRC to retain its Section 501(c)(3) status, FHCRC may terminate this Agreement effective upon giving written notice to LICENSEE of termination under this Section 10.

15.5 Conflicts with Grants. LICENSEE understands and acknowledges that agreements between FHCRC and agencies of the United States Government funding FHCRC's programs may contain clauses granting patent and/or other rights to the agencies or the U.S. Government; LICENSEE agrees that the rights granted to it under this Agreement shall be subject to any rights of the agencies and the U.S. Government. If a conflict arises, the provisions of any U.S. Government agency funding agreement and/or regulation shall prevail over any conflicting provisions of this Agreement and FHCRC will have no liability to LICENSEE as a result of such conflict. If such a conflict arises or is reasonably anticipated, FHCRC will promptly give notice to LICENSEE of the nature of the conflict and copies of any correspondence relating thereto in accordance with Section 14.1.

15.6 Use of Name. Neither party shall use the name of the other party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other party, except that (i) either party may use the text of a written statement approved in advance by both parties without further approval; (ii) either party shall have the right to identify the other party and to disclose the terms of this Agreement as required by applicable securities laws or other applicable law or regulation; and (iii) either party may disclose that a licensing relationship exists between the parties and may disclose the name of the other party in that context.

15.7 Written Notices. All letters, documents, or other materials of a written or physical nature, required by or relating to this Agreement shall be in English and sent to the party at the address given in Article 14.

15.8 Independent Parties. The parties to this Agreement are independent contractors and not agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

15.9 Enforceability. Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accord with the intention of the parties.

15.10 Actions. In the event any party to this Agreement commences any action or proceeding, including an appeal of an action or proceeding, against the other, or otherwise retains an attorney, by reason of any breach or claimed breach of any provision of this Agreement, or to seek a judicial declaration of rights hereunder or judicial or equitable relief, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorneys' fees and costs. At the option of FHCRC, venue of any such legal or equitable action shall lie in Seattle, Washington. LICENSEE hereby submits to the jurisdiction of the Federal District Court of Western Washington located in Seattle, Washington, and hereby agrees to accept service of process by certified mail, return receipt requested, effective upon delivery to LICENSEE.

15.11 Force Majeure. LICENSEE and FHCRC shall not be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majure, including, without limitation, fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter, whichever is longer; provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause.

        IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date first above written.


FRED HUTCHINSON CANCER RESEARCH CENTER

By /s/ Douglas J. Shaeffer
   -------------------------------

Printed
Name Douglas J Shaeffer
Title, V.P. and General Counsel


XCYTE THERAPIES INC.

By /s/ Ronald Jay Berenson
   -------------------------------

Printed
Name Ronald Jay Berenson
     -----------------------------
Title President & CEO
      ----------------------------